                                                                      Exhibit 99


DCB FINANCIAL CORP - 8-K                                   Filing Date: 07/22/03
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FOR IMMEDIATE RELEASE                                    CONTACT:
Tuesday July 22, 2003                                    John A. Ustaszewski
                                                         Chief Financial Officer
                                                         (740) 657-7000


         DCB FINANCIAL CORP ANNOUNCES INCREASED SECOND QUARTER EARNINGS

                             BOARD DECLARES DIVIDEND

Lewis Center, Ohio - DCB Financial Corp, (OTC: DCBF) today announced second quarter earnings of $0.31 per share for the three months ended June 30, 2003, an 11% increase over 2002 second quarter earnings per share of $0.28. On a year-to-date basis, 2003 earnings per share were $0.67 compared to $0.63 for the comparable six month period in 2002. Net income for the second quarter of 2003 was $1.208 million, compared to $1.168 million for the same quarter in 2002. For the comparable six month periods, net income was $2.707 million in 2003 and $2.623 million in 2002.

The improvement in second quarter earnings was driven by a stabilized net interest margin, improved credit quality and improved productivity. A gain on the sale of property held for a future branch site of approximately $290 thousand also occurred in the second quarter. These favorable trends and events more than offset the approximate $427 thousand in costs related to shareholder litigation and the related proxy fight. Net charge offs for the first six months of 2003 were .25% compared to .32% for the same period 2002. Delinquency rates, classified loans and non-performing loans have all decreased since year-end 2002. Our full-time equivalent headcount has declined from 203.5 in December 2002 to 191 in June 2003. Loans grew by 4.5% from June 2002 to June 2003. Checking and savings balances grew by 2% in the same period. Return on assets increased slightly from 1.02% to 1.04% for the first six months of 2003 compared to 2002.

"The initiatives we have put in place in the early stages of this year are beginning to bear fruit", said Jeff Benton, President and CEO of the Delaware County Bank and Trust Company, the wholly owned subsidiary of the Company. "Management has fully embraced our stated priorities of Controls, Profits and then Growth." In his recent address to shareholders at the annual meeting, Benton noted the numerous performance improvements in the first quarter under the major captions of; Credit Quality, Productivity, Controls, Record Earnings Per Share, Increased Dividend and Loan and Deposit Growth Rates. "These improvements, along with many other initiatives, have carried over into the second quarter results and should drive improved results in the future." Benton said, "We are buoyed by the sustained early successes, but we are also wary of continued challenges in the economy. We will continue to meet those challenges with increased confidence in our ability to perform."

The DCB Board of Directors has declared a dividend of $0.10 per share payable on August 15, 2003 to shareholders of record July 25, 2003.


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                                Disclosure Page 3


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DCB FINANCIAL CORP - 8-K                                   Filing Date: 07/22/03
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DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 16 full-service branch offices located in Delaware and the surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions, however such services are not a significant part of its current operations or revenues.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation's 2002 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest


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                                Disclosure Page 4

DCB FINANCIAL CORP - 8-K                                   Filing Date: 07/22/03
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rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 22, 2003 Press Release


                               DCB FINANCIAL CORP
                       Key Ratios and Other Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

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
                                                    Three Months Ended $(000)
                                                ----------------------------------
                                                6/30/03      6/30/02      12/31/02
                                                -------      -------      --------
Key Financial Information:
-------------------------

Net interest income                             $  4,973     $  5,474     $  5,187

Provision for loan and lease losses                  355          500        1,250

Non-interest income                                1,848        1,337        1,657

Non-interest expense                               4,689        4,525        4,651

Net income                                         1,208        1,168          623

Loan balances (average)                          375,530      363,229      371,507

Deposit balances (average)                       433,404      432,972      432,086

Basic and diluted earnings per common share     $   0.31     $   0.28     $   0.15

Total shares outstanding (000)                     3,935        4,178        4,168


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                                Disclosure Page 5

DCB FINANCIAL CORP - 8-K                                   Filing Date: 07/22/03
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SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 22, 2003 Press Release


                                                                         Three Months Ended
                                                                   -------------------------------
                                                                   6/30/03     6/30/02    12/31/02
                                                                   -------     -------    --------
Key ratios:

Return on assets                                                      .92%       .88%       0.48%

Return on equity                                                     9.91%      9.14%       4.74%

Non-interest expense to assets                                        .89%      0.86%       0.89%

Efficiency ratio                                                    67.69%     66.61%      63.93%

Net interest margin                                                  4.07%      4.50%       4.22%

Equity to assets at period end                                       9.24%      9.55%      10.04%

Allowance for loan and lease losses / total loans                    1.11%      1.03%       1.10%

Total allowance for losses on loans to non-performing loans        150.95%     75.93%     120.93%

Non-performing loans to total loans (net)                            0.74%      1.37%       0.92%


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                                Disclosure Page 6